Exhibit 1

JOINT FILING AGREEMENT

         The undersigned parties hereby agree that this Schedule 13G filed herewith relating to the ordinary shares, par value NIS 0.01 per share, of Macrocure Ltd., is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k) on behalf of each such person.

Date: February 17, 2015

Viola Private Equity I, L.P.

By:	Viola P.E. GP Ltd.
Its general partner

By:	/s/ Harel Beit-On
Name: Harel Beit-On

By:	/s/ Avi Zeevi
Name: Avi Zeevi

Viola P.E. GP Ltd.

By:	/s/ Harel Beit-On
Name: Harel Beit-On

By:	/s/ Avi Zeevi
Avi Zeevi

By:	/s/ Shlomo Dovrat
Shlomo Dovrat

/s/ Harel Beit-On
Harel Beit-On

Avi Zeevi
Avi Zeevi